EXHIBIT 3.10
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                                 PROMISSORY NOTE
                                 ---------------
                                                          Santa Rosa, California
$2,000,000.                                                      March  07, 2003


         FOR VALUE RECEIVED, the undersigned ("Maker"), hereby promises and agrees to pay to the order of Atocha Land LLC, a Virginia limited liability company ("Payee"), in lawful money of the United States the principal sum of Two Million Dollars ($2,000,000.00), together with interest on the unpaid principal amount of this Note from time to time outstanding at the interest rates provided below.

         From the date of this Note until March 07, 2005 [THE SECOND ANNIVERSARY OF THE DATE OF THIS NOTE] the annual interest rate under this Note (the "Initial Interest Rate") shall be two percent (2%). After March 07, 2005 [THE SECOND ANNIVERSARY OF THE DATE OF THIS NOTE], the annual interest rate under this Note (the "Applicable Interest Rate") shall be equal to two percent (2%) in excess of the rate published from time to time in the Western edition of The Wall Street Journal as the "prime rate." Any change in such prime rate will cause a corresponding change in the Applicable Interest Rate, effective on the date of the publication of such prime rate.

         Principal and interest shall be payable in Two Hundred Forty (240) consecutive equal and fully amortizing payments of principal and interest, beginning on the first day of the calendar month immediately following the second anniversary of the date of this Note; provided, however, that Payee shall have the right, exercisable by written notice to Maker at any time on or prior to March 07, 2005 [THE SECOND ANNIVERSARY OF THE DATE OF THIS NOTE] (including after delivery to Payee of a Prepayment Notice (as defined below)), to convert some or all of the unpaid principal and accrued interest under this Note to shares of the common stock of Maker (the "Common Stock") at the Conversion Price (as defined below). The initial Conversion Price shall be $2.15 per share of Common Stock.

         All payments under this Note shall be paid to Payee at 8548 Georgetown Pike, McLean, Virginia 22102, or to such other place as may be designated in writing from time to time by Payee.

         Conversion of this Note in whole or in part may be effected by written notice from Payee to Maker. Maker shall, as soon as practicable after of receipt of such notice, but in no event later than seven (7) days thereafter, issue to Payee, a certificate or certificates for the shares of Common Stock to which Payee shall be entitled; provided, however, that Maker shall not be obligated to deliver such certificate or certificates to Payee until Payee has (i) surrendered this Note to Maker or its transfer agent or (ii) if this Note is lost, stolen, mutilated or destroyed, executed an affidavit of loss with respect to such Note with such terms as to indemnity as Maker may reasonably impose. No fractional shares shall be issued upon the conversion of this Note. If, after aggregation, the conversion would result in the issuance of any fractional share, Maker shall, in lieu of issuance of any fractional share, pay the Payee otherwise entitled to such fractional share a sum in cash equal to the product resulting from multiplying the then current Conversion Price by such fraction. Any person entitled to receive shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares on the date such conversion option is exercised. In the case of any partial conversion of this Note, Payee shall
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surrender this Note for cancellation against execution and delivery to Payee of a new Note in substantially the form hereof in the amount of the unconverted principal amount.

         If shares of Common Stock are issued as a dividend or other distribution on the Common Stock, the Conversion Price in effect at the opening of business on the business day next succeeding the date fixed for the determination of the shareholders entitled to receive such dividend or other distribution shall be decreased to the Conversion Price determined by multiplying said Conversion Price so in effect by a fraction, the numerator of which shall be the number of shares of Common Stock issued and outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of said number of shares issued and outstanding at the close of business on the date fixed for such determination and the number of shares constituting such dividend or other distribution, such decrease becoming effective immediately after the opening of business on the business day next succeeding the date fixed for such determination.

         If the outstanding shares of Common Stock shall be subdivided into a greater number of shares or outstanding shares shall be combined into a smaller number of shares, the Conversion Price in effect at the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective shall be decreased or increased, as the case may be, to the Conversion Price determined by multiplying said Conversion Price so in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such subdivision or combination becomes effective and the denominator of which shall be the number of such shares outstanding at the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective.

         Maker shall give Payee at least ten (10) days advance written notice before distributing to all or substantially all holders of Common Stock either
(a) evidences of indebtedness or assets (excluding cash dividends or distributions) or (b) any other securities of Maker or any rights, warrants, options to subscribe for, purchase or otherwise acquire securities of Maker.

         Upon any adjustment or readjustment of the Conversion Price, then, and in each such case, Maker shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing the adjusted or readjusted Conversion Price and a brief statement of the facts accounting for such adjustment or readjustment and shall mail such certificate, by first class mail, postage prepaid, to Payee.

         In case of any reclassification of the Common Stock other than a subdivision or combination of the outstanding Common Stock, or of any consolidation or merger to which Maker or any subsidiary of Maker is a party and for which approval of shareholders of Maker is required or of the sale or transfer of all or substantially all of the assets of Maker or of the voluntary or involuntary dissolution, liquidation or winding up of Maker, Maker shall cause to be mailed to Payee, at least twenty (20) days prior to the record date specified therein, a notice stating (a) the date of which any such record is to be taken, (b) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and (c) the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares for securities or other property

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

deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

         This Note is secured by and is the same Note mentioned in that certain Deed of Trust with Assignment of Rents, with Maker as Trustor, Chicago Title Company as Trustee, and Payee as Beneficiary (the "Deed of Trust") of even date herewith respecting that certain real property commonly known as 501 4th Street/300 "B" Street, Santa Rosa, California executed in favor of Payee by Maker, and this Note is expressly made subject to and will be bound by the terms and conditions set forth in said Deed of Trust as if all of such terms and conditions were expressly set forth herein.

         The occurrence of any of the following shall constitute an Event of Default hereunder:

         (a) Maker fails to pay any installment or other sum due and payable under this Note within five (5) days after notice to Maker by Payee;

         (b) an Event of Default (as defined in the Deed of Trust) occurs;

         (c) Maker breaches any other promise or obligation in this Note or any other instrument now or hereafter securing the indebtedness evidenced by this Note;

         (d) Maker makes a general assignment for the benefit of its creditors, applies for or consents to the appointment of a receiver, trustee or liquidator of all of its assets, is adjudicated a bankrupt or insolvent, files a voluntary petition of bankruptcy or petition or answer seeking a composition, reorganization or arrangement with creditors, or admits (by answer, default or otherwise) the material allegations of any petition filed against it in any bankruptcy, reorganization, composition, insolvency or other proceedings (whether federal or state) relating to relief of debtors, or Maker suffers or permits to continue unstayed and in effect for ninety (90) consecutive days any judgment, decree or order entered by a court or governmental agency of competent jurisdiction, appointing a receiver, trustee or liquidator for substantially all of its assets;

         (e) any money judgment, writ or similar process shall be entered or filed against Maker or any of its subsidiaries or against any of its assets for more than One Hundred Thousand Dollars ($100,000) and shall not have been satisfied, vacated, bonded, appealed or stayed within a period of sixty (60) days;

         (f) there exists a default or an event that, with the giving of notice or the passage of time (or both), (i) would constitute a default, under any other indebtedness of Maker or any of its subsidiaries for borrowed money or
(ii) would cause (or would permit any holder of such indebtedness or a trustee to cause) such indebtedness, or a portion thereof in an aggregate amount exceeding One Hundred Thousand Dollars $100,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, and such default or event shall not have been cured within a period of forty five (45) days;

         (g) the adoption by Maker of any plan of merger in which it is not the surviving entity and in which its shareholders prior to the merger do not own the majority of the outstanding stock on a fully diluted basis of the surviving entity, consolidation, liquidation or dissolution; the sale or other transfer by Maker of all or any material part of its property or assets except in the

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

usual and ordinary course of the operation of its business; or if Maker shall change the general character of its business or suspend any significant part of its business operations.

If any such Event of Default occurs, the entire unpaid balance of principal and interest accrued thereon shall be immediately due and payable, and, in addition, the entire unpaid balance and all accrued but unpaid interest thereon shall automatically bear interest at the rate per annum equal to (instead of the Initial Interest Rate or the Applicable Interest Rate, as applicable) the lesser of (A) ten percent (10%) per annum or (B) the highest amount then permitted by law.

         All notices given pursuant to this Agreement shall be in writing and shall be given by personal service, by United States mail or by United States express mail or other established express delivery service (such as Federal Express), postage or delivery charge prepaid, return receipt requested, addressed to the appropriate party at the address stated in this Note or to such other address as a party may designate by written notice to the other.

         This Note may be prepaid, in whole or in part, at any time without premium or penalty, not less than forty-five (45) days after Maker gives notice of prepayment to the holder hereof (a "Prepayment Notice"). All prepayments shall be applied, when received, to the then accrued interest hereon and the balance shall be applied in reduction of the principal balance outstanding. All prepayments shall be applied to the installments due hereunder in the inverse order of their maturity.

         Time shall be of the essence in the payment of the interest and principal due under this Note.

         Failure of Payee to exercise any of Payee's rights and remedies shall not constitute a waiver of its right to exercise the same at that or any other time. All rights and remedies of Payee upon default hereunder shall be cumulative to the greatest extent permitted by law. Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest and further waives all exemptions to which it may now or hereafter be entitled under the laws of this or any other State or of the United States.

         This Note shall inure to the benefit of and be binding upon the successors and assigns of Maker and Payee; provided, however, that Maker may not assign this Note or assign or delegate any of its rights or obligations hereunder without Payee's prior written consent in each instance. Payee in its sole discretion may transfer this Note, and may sell or assign participations or other interests in all or any part of this Note, all without notice to or the consent of Maker. As used in this Note, "Payee" shall be deemed to include any such purchaser or assignee of this Note or of any participation or other interest herein.

         Maker and Payee intend and believe that each provision in this Note comports with all applicable local, state and federal laws and regulations, including SEC regulations, and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, of this Note is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if the court should declare that portion, provision or provisions to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of Maker and Payee that such portion, provision or provisions be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Note shall be construed as if the illegal, invalid, unlawful, void or

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

unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interest of Maker and Payee under the remainder of this Note shall continue in full force and effect.

         Notwithstanding any other provision of this Note or any other agreement between Maker and Payee, nothing herein shall require Maker to pay, or Payee to accept, interest in an amount which subjects the holder to any penalty or forfeiture under applicable law, and in no event shall the total of all charges payable hereunder (whether of interest or of such other charges which may or might be characterized as interest) exceed the maximum rate permitted to be charged under applicable law. If Payee receives any payment which is or would be in excess of that permitted to be charged under applicable law, the amount that would be excessive interest shall be applied to reduce the unpaid principal amount under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal amount under this Note, such excess shall be refunded to Maker. This provision shall control every other provision of all agreements between Maker and Payee.

         This Note has been delivered in, and shall be governed by, and construed in accordance with, the laws of California without regard to its conflict of laws rules.

         Maker agrees to pay the following costs, expenses, and attorney fees paid or incurred by Payee, or adjudged by the court: (a) reasonable costs of collection and costs, expenses, and attorney fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed;
(b) reasonable costs, expenses, and attorney fees paid or incurred in connection with representing Payee in any bankruptcy, reorganization, receivership, or other proceeding affecting creditors' rights and involving a claim under this Note; (c) reasonable costs, expenses, and attorney fees incurred to protect the lien of the Deed of Trust; and (d) costs of suit and such sum as the court may award for attorney fees in any action to enforce payment of this Note or any part of it.

         IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the day and year first above written.

                                     ZAP,
                                     a California corporation


                                     By: Steven Schneider
                                     ________________________

                                     Title: CEO
                                     ________________________

                                     By: __________________________________

                                     Title: _________________________________

                                     Address:
                                     117 Morris Street,
                                     Sebastopol, California 95472

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